UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 13, 2006

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

(650) 952-4400

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 13, 2006, The Gap, Inc. (the “Company”) entered into a non-exclusive services agreement with International Business Machines Corporation (“IBM”) under which IBM will operate certain aspects of the Company’s information technology infrastructure that are currently operated by the Company. As a result of this agreement, the Company expects to enhance the capabilities of and level of service realized from its technology infrastructure, while reducing the costs associated with these functions over time.

Under the services agreement, IBM will provide a broad range of technology services to the Company supporting its mainframe, server, network and data center, and store operations, as well as providing help desk, user support, and disaster recovery services. The services include multiple projects to streamline the Company’s technology operations and reduce its costs. The Company and IBM have the option of incorporating additional services into the agreement over time. The services agreement has an initial term of ten years, and the Company has the right to renew it for up to three additional years. The Company has various options to terminate the agreement as described below.

As a result of the services agreement, approximately 400 employees of the Company or its subsidiaries are expected to become employees of IBM.

The Company will pay IBM for the services under a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual consumption of the services. Based on the currently projected service needs, the Company expects to pay approximately $1.1 billion to IBM over the initial 10-year term.

To protect the Company’s expectations regarding IBM’s performance, the services agreement has performance standards and services levels that IBM must meet or exceed. If IBM fails to meet a given performance standard, the Company would, in certain circumstances, receive a credit against the charges otherwise due, exercise other interim remedies, such as withholding certain payments, implementing certain failed service correction protections, utilizing internal dispute resolution, or, as to material breaches, terminate the agreement.

To assure that the charges under the services agreement do not become significantly higher than the market rate for such services, the agreement provides the Company with certain pricing protections, including a process for adjusting prices impacted by certain technology changes, and a right to periodically perform benchmark studies (with certain related termination rights) to determine whether IBM’s price for the services is consistent with the then current market standards.

In addition to the termination rights described above, the Company has the right to terminate the services agreement both for cause and for convenience. However, upon any termination of the agreement by the Company for convenience, the Company will be required to pay a termination fee to IBM, which fee will decline over time. IBM also has certain termination rights in the event of a material breach of the Company’s obligations under the agreement and its failure to cure.

The Company expects to file a copy of the services agreement, redacted as to certain confidential information, as an exhibit to its Annual Report on Form 10-K for the fiscal year ending on January 28, 2006.

This Form 8-K contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the transition of aspects of the Company’s technology infrastructure to IBM; the timing and cost of such transfer; the expected enhancement of the capabilities and levels of service of the Company’s technology infrastructure; and the expected cost savings.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risks associated with IBM’s ability to provide information technology services to meet the Company’s needs; the ability of IBM to maintain the security and integrity of the Company’s data maintained by IBM as a result of the services agreement; the Company and IBM’s ability to effectively transition technology infrastructure operations to IBM on a timely basis; and potential financial statement impacts of the transition; any of which could impact costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 2005.

These forward-looking statements are based on information as of January 16, 2006, and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC. (Registrant)

Date: January 16, 2006	By:	/s/ Byron H. Pollitt, Jr.
Byron H. Pollitt, Jr. Executive Vice President and Chief Financial Officer